Exhibit 10.4

COMMERCIAL LEASE AGREEMENT

This Lease Agreement made the 19th day of April 2021, by and between:

Lessor: Provisions Mushroom Farm LLC c/o Robert Kaelin, of 11634 Waddell Creek Rd. SW Olympia, WA. 98512 hereinafter referred to as “Lessor”, and

Lessee: Leiio Wellness Ltd., of 1840, 444-5 Ave SW, Calgary, AB, T2P 2T8 Canada [mailing address] hereinafter referred to as “Lessee”, and collectively referred to herein as the “Parties”, agree as follows:

1. DESCRIPTION OF LEASED PREMISES: The Lessor agrees to lease to the Lessee the following described 86,000 square feet of usable space located at 11634 Waddell Creek Rd. SW Olympia, State of Washington which includes the equipment described hereinafter as Provisions Farm Equipment. (See attached diagram)

Additional Description: 4,700 sq. feet of covered space including: #1 - Barn 40’x50’ with 20’x20’office. #2 - Lab Shed 10’x16’. #3 - Shipping Container 8’x40’. #4 & #5 - Greenhouses (2) 10’x30. #6 - Compost and Substrate Facility 15’x30’. #7 - Bathroom with Shower 10’x16’. An additional 5,300 sq. feet of raw land is approved by the Lessor for immediate buildout of additional covered space, I.E., green houses, shipping containers and storage space. The remainder of the designated usable space may be revised and added to the lease by the Lessor, as needed and requested in writing by the Lessee.

Provisions Farm Equipment Description: Autoclave 4’x8’, Barn HVAC system, 941 Pressure Sterilizer, Freeze Dryer, Refrigerator, Freezer, (2) Dehumidifiers, (2) Humidifiers, (4) Propane Burners, (4) 7 gal Propane Tanks, Cement Mixer, (2) Wheel Barrows, (30) Drying Racks, 4’x4’ Soaking Reservoir, (4) 50 Gal Barrels, Large Scoop Shovel, Laboratory Equipment: Vertical HEPA Flow Hood (6’x3’), HEPA Laminar Flow Hood (2’x2’), (2) OLPA Flow Hoods (2’x4’), (2) Stainless Steel Tables (12’x3’) & (6’x3’),

(8) Rolling Wire Racks, Bacticinerator, (3) Nalgene Flasks, Stirrer Plate, (100) Test Tubes, (2) Impulse Sealers, (2) Greenhouses: Metal Hoops, Plastic Coverings, Racks, Fans and Thermostats.

Hereinafter known as the “Premises”.

2. USE OF LEASED PREMISES: The Lessor is leasing the Premises to the Lessee and the Lessee is hereby agreeing to lease the Premises for the following use and purpose: Manufacturing and processing of mycelium and mushrooms for nutraceutical products. Any change in use or purpose to the Premises other than as described above shall be upon prior written consent of Lessor only. Lessor acknowledges and consents to the Premises being used by Lessee for the use and purpose described herein.

3. TERM OF LEASE: The term of this Lease shall be for a period of two year(s) 0 month(s) commencing on the 15th day of April, 2021 and expiring at Midnight on the 14th day of April, 2023. (“Initial Term”)

4. BASE RENT: The net monthly payment to begin shall be $3,178.00 dollars, (4,700 covered square feet @ $7.00 sq’ and 5,300 raw land square feet @ $1.00 sq’.) payable monthly with the first payment due upon the commencement of the Lease and each monthly installment payable thereafter on the 1st day of each month beginning on May 1, 2021. Said net monthly payment is-hereafter referred to as the “Base Rent”. Rent for any period during the term hereon, (such as April 19, 20201 through April 30, 2021), which is for less than 1 month shall be a pro-rata portion of the monthly rent.

5. OPTION TO RENEW:

☒ - Lessee may have the right to renew the Lease for a total of 2 renewal period(s) with each term being 2 year(s) 0 month(s) which may be exercised by giving written notice to Lessor no less than 60 days prior to the expiration of the Lease or renewal period.

Rent for each option period shall: (check one)

☐ - Not increase.

☒ - Increase as calculated by multiplying the Base Rent by the annual change in the Consumer Price Index (CPI) published by the Bureau of Labor Statistics by the most recent publication to the option period start date.

☐ - Increase by	________%

☐ - Increase by		dollars ($	)

6. EXPENSES: [Check and Initial next to selection)

☒ - TRIPLE NET (NNN). Tenant’s Initials Landlord’s Initials

It is the intention of the Parties that this Lease shall be considered a “Triple Net Lease”.

I.	Operating Expenses. The Lessor shall have no obligation to provide any services, perform any acts, or pay expenses, charges, obligations or costs of any kind whatsoever with respect to the Premises. The Lessee hereby agrees to pay one-hundred percent (100%) of any and all Operating Expenses as hereafter defined for the entire term of the Lease and any extensions thereof in accordance with specific provisions hereinafter set forth. The term “Operating Expenses” shall include all costs to the Lessor of operating and maintaining the Premises, and shall include, without limitation, real estate and personal property taxes and assessments, management fee(s), heating, air conditioning, HVAC, electricity, water, waste disposal, sewage, operating materials and supplies, service agreements and charges, lawn care, snow removal, restriping, repairs, repaving, cleaning and custodial, security, insurance, the cost of contesting the validity or applicability of any governmental acts which may affect operating expenses, and all other direct operating costs of operating and maintaining the Premises and related parking areas, unless expressly excluded from operating expenses.

II.	Taxes. Lessee shall pay 1/5th of the property taxes during the term of this Lease, the real estate taxes including any special taxes or assessments (collectively, the “taxes”) attributable to the Premises and accruing during such term. Lessee, at Lessor’s option, shall pay to Lessor said taxes upon the receipt of the invoice from the tax collector. Taxes for any fractional calendar year during the term hereof shall be prorated. In the event the Lessee does not make any tax payment required hereunder, Lessee shall be in default of this Lease.

III.	Insurance. Lessee shall maintain, at all times during the Term of this Lease, comprehensive general liability insurance in an insurance company licensed to do business in the State in which the Premises are located and that is satisfactory to Lessor, properly protecting and indemnifying Lessor with single limit coverage of not less than one million dollars ($1,000,000.00) for injury to or one million dollars ($1,000,000.00) death of persons and one million dollars ($1,000,000.00) for property damage. During the Term of this Lease, Lessee shall furnish the Lessor with certificate(s) of insurance, in a form acceptable to Lessor, covering such insurance so maintained by Lessee and naming Lessor and Lessor’s mortgagees, if any, as additional insured.

7. SECURITY DEPOSIT: In addition to the above, a deposit in the amount of ($3,178.00 ), shall be due and payable in advance or at the signing of this Lease, hereinafter referred to as the “Security Deposit”, and shall be held in escrow by the Lessor in a separate, interest-bearing savings account as security for the faithful performance of the terms and conditions of the Lease. The Security Deposit may not be used to pay the last month’s rent unless written permission is granted by the Lessor. Upon the expiration of the lease term or of any renewal hereof, the security deposit shall be returned, with all accumulated interest to the Lessee within 30 days after said expiration.

8. LEASEHOLD IMPROVEMENTS: The Lessee agrees that no leasehold improvements, alterations or changes of any nature, (except for those listed on any attached addenda) shall be made to the leasehold premises or the exterior of the building without first obtaining the consent of the Lessor in writing, which consent shall not be unreasonably withheld, and thereafter, any and all leasehold improvements made to the Premises which become affixed or attached to the leasehold Premises shall remain the property of the Lessor at the expiration or termination of this Lease Agreement. Furthermore, any leasehold improvements shall be made only in accordance with applicable federal, state or local codes, ordinances or regulations, having due regard for the type of construction of the building housing the subject leasehold Premises. If the Lessee makes any improvements to the Premises the Lessee shall be responsible payment, except the following: The primary house.

Nothing in the Lease shall be construed to authorize the Lessee or any other person acting for the Lessee to encumber the rents of the Premises or the interest of the Lessee in the Premises or any person under and through whom the Lessee has acquired its interest in the Premises with a mechanic’s lien or any other type of encumbrance. Under no circumstance shall the Lessee be construed to be the agent, employee or representative of Lessor. In the event a lien is placed against the Premises, through actions of the Lessee, Lessee will promptly pay the same or bond against the same and take steps immediately to have such lien removed. If the Lessee fails to have the Lien removed, the Lessor shall take steps to remove the lien and the Lessee shall pay Lessor for all expenses related to the Lien and removal thereof and shall be in default of this Lease.

9. LICENSES AND PERMITS: A copy of any and all local, state or federal permits acquired by the Lessee which are required for the use of the Premises shall be kept on site at all times and shall be readily accessible and produced to the Lessor and/or their agents or any local, state, or federal officials upon demand.

10. OBLIGATIONS OF LESSEE: Whereas, the Landlord is solely responsible for the repair and maintenance of the structure of the Premises, including but not limited to well, sewer and/or septic, the Lessee shall be primarily responsible whenever needed for the maintenance and general pickup of the entranceway leading into the Premises, so that this is kept in a neat, safe and presentable condition. The Lessee shall also be responsible for all minor repairs and maintenance of the leasehold Premises, particularly those items which need immediate attention and which the Lessees, or their employees, can do and perform on their own, including but not limited to, the replacement of light bulbs, as well as the normal repair and cleaning of windows, cleaning and clearing of toilets, etc., and the Lessee shall properly maintain the Premises in a good, safe, and clean condition. The Lessee shall properly and promptly remove all rubbish and hazardous wastes and see that the same are properly disposed of according to all local, state or federal laws, rules regulations or ordinances.

In the event the structure of the Premises is damaged as a result of any neglect or negligence of Lessee, their employees, agents, business invitees, or any independent contractors serving the Lessee or in any way as a result of Lessee’s use and occupancy of the Premises, then the Lessee shall be primarily responsible for seeing that the proper claims are placed with the Lessee’s insurance company, or the damaging party’s insurance company, and shall furthermore be responsible for seeing that the building is safeguarded with respect to said damage and that all proper notices with respect to said damage, are made in a timely fashion, including notice to the Lessor, and the party or parties causing said damage. Any damage that is not covered by an insurance company will be the liability of the Lessee.

The Lessee shall, during the term of this Lease, and in the renewal thereof, at its sole expense, keep the interior of the Premises in as good a condition and repair as it is at the date of this Lease, reasonable wear and use excepted. This obligation would include the obligation to replace any plate glass damaged as a result of the neglect or acts of Lessee or her guests or invitees. Furthermore, the Lessee shall not knowingly commit nor permit to be committed any act or thing contrary to the rules and regulations prescribed from time to time by any federal, state or local authorities and shall expressly not be allowed to keep or maintain any hazardous waste materials or contaminates on the Premises. Lessee shall also be responsible for the cost, if any, which would be incurred to bring her contemplated operation and business activity into compliance with any law or regulation of a federal, state or local authority.

11. INSURANCE: In the event the Lessee shall fail to obtain insurance required hereunder and fails to maintain the same in force continuously during the term, Lessor may, but shall not be required to, obtain the same and charge the Lessee for same as additional rent. Furthermore, Lessee agrees not to keep upon the Premises any articles or goods which may be prohibited by the standard form of fire insurance policy, and in the event the insurance rates applicable to fire and extended coverage covering the Premises shall be increased by reason of any use of the Premises made by Lessee, then Lessee shall pay to Lessor, upon demand, such increase in insurance premium as shall be caused by said use or Lessee’s proportionate share of any such increase.

12. SUBLET/ASSIGNMENT: The Lessee may not transfer or assign this Lease, or any right or interest hereunder or sublet said leased Premises or any part thereof without first obtaining the prior written consent and approval of the Lessor.

13. DAMAGE TO LEASED PREMISES: In the event the building housing the Premises shall be destroyed or damaged as a result of any fire, or any other casualty which is not the result of the intentional acts or neglect of Lessee and which precludes or adversely affects the Lessee’s occupancy of the Premises, then in every such cause, the rent herein set forth shall be abated or adjusted according to the extent to which the leased Premises have been rendered unfit for use and occupation by the Lessee and until the demised Premises have been put in a condition at the expense of the Lessor, at least to the extent of the value and as nearly as possible to the condition of the Premises existing immediately prior to such damage. It is understood, however, in the event of total or substantial destruction to the Premises that in no event shall the Lessor’s obligation to restore, replace or rebuild exceed an amount equal to the sum of the insurance proceeds available for reconstruction with respect to said damage.

14. DEFAULT AND POSSESSION: In the event that the Lessee shall fail to pay said rent, and expenses as set forth herein, or any part thereof, when the same are due and payable, or shall otherwise be in default of any other terms of said Lease for a period of more than 30 days, after receiving notice of said default, then the parties hereto expressly agree and covenant that the Lessor may declare the Lease terminated and may immediately re-enter said Premises and take possession of the same together with any of Lessee’s personal property, equipment or fixtures left on the Premises which items may be held by the Lessor as security for the Lessee’s eventual payment and/or satisfaction of rental defaults or other defaults of Lessee under the Lease. It is further agreed, that if the Lessee is in default, that the Lessor shall be entitled to take any and all action to protect its interest in the personal property and equipment, to prevent the unauthorized removal of said property or equipment which threatened action would be deemed to constitute irreparable harm and injury to the Lessor in violation of its security interest in said items of personal property. Furthermore, in the event of default, the Lessor may expressly undertake all reasonable preparations and efforts to release the Premises including, but not limited to, the removal of all inventory, equipment or leasehold improvements of the Lessee’s, at the Lessee’s expense, without the need to first procure an order of any court to do so, although obligated in the interim to undertake reasonable steps and procedures to safeguard the value of Lessee’s property, including the storage of the same, under reasonable terms and conditions at Lessee’s expense, and, in addition, it is understood that the Lessor may sue the Lessee for any damages or past rents due and owing and may undertake all and additional legal remedies then available.

In the event any legal action has to be instituted to enforce any terms or provisions under this Lease, the legal action must be executed in the state of Washington and the prevailing party in said action shall be entitled to recover a reasonable attorney’s fee in addition to all costs of said action.

Rent which is in default for more than 15 days after due date shall accrue a payment penalty of one of the following: (check one)

☐ - Interest at a rate of ________________________percent ( ______%) per annum on a daily basis until the amount is paid in full.

☒ - Late fee of one hundred dollars ($100.00) per day until the amount is paid in full.

In this regard, all delinquent rental payments made shall be applied first toward interest due and the remaining toward delinquent rental payments.

15. INDEMNIFICATION: The Lessee hereby covenants and agrees to indemnify, defend and hold the Lessor harmless from any and all claims or liabilities which may arise from any cause whatsoever as a result of Lessee’s use and occupancy of the Premises, and further shall indemnify the Lessor for any losses which the Lessor may suffer in connection with the Lessee’s use and occupancy or care, custody and control of the Premises. The Lessee also hereby covenants and agrees to indemnify and hold harmless the Lessor from any and all claims or liabilities which may arise from any latent defects in the subject Premises that the Lessor is not aware of at the signing of the lease or at any time during the lease term.

16. BANKRUPTCY - INSOLVENCY: The Lessee agrees that in the event all or a substantial portion of the Lessee’s assets are placed in the hands of a receiver or a Trustee, and such status continues for a period of 30 days, or should the Lessee make an assignment for the benefit of creditors or be adjudicated bankrupt; or should the Lessee institute any proceedings under the bankruptcy act or any amendment thereto, then such Lease or interest in and to the leased Premises shall not become an asset in any such proceedings and, in such event, and in addition to any and all other remedies of the Lessor hereunder or by law provided, it shall be lawful for the Lessor to declare the term hereof ended and to re-enter the leased land and take possession thereof and all improvements thereon and to remove all persons therefrom and the Lessee shall have no further claim thereon.

17. SUBORDINATION AND ATTORNMENT: Upon request of the Lessor, Lessee will subordinate its rights hereunder to the lien of any mortgage now or hereafter in force against the property or any portion thereof, and to all advances made or hereafter to be made upon the security thereof, and to any ground or underlying lease of the property provided, however, that in such case the holder of such mortgage, or the Lessor under such Lease shall agree that this Lease shall not be divested or in any way affected by foreclosure, or other default proceedings under said mortgage, obligation secured thereby, or Lease, so long as the Lessee shall not be in default under the terms of this Lease. Lessee agrees that this Lease shall remain in full force and effect notwithstanding any such default proceedings under said mortgage or obligation secured thereby.

Lessee shall, in the event of the sale or assignment of Lessor’s interest in the building of which the Premises form a part, or in the event of any proceedings brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage made by Lessor covering the Premises, attorn to the purchaser and recognize such purchaser as Lessor under this Lease.

18. MISCELLANEOUS TERMS:

I.	Usage by Lessee: Lessee shall comply with all rules, regulations and laws of any governmental authority with respect to use and occupancy. Lessee shall not conduct or permit to be conducted upon the Premises any business or permit any act which is contrary to or in violation of any law, rules or regulations and requirements that may be imposed by any authority or any insurance company with which the Premises is insured, nor will the Lessee allow the Premises to be used in any way which will invalidate or be in conflict with any insurance policies applicable to the building. In no event shall explosives or extra hazardous materials be taken onto or retained on the Premises. Furthermore, Lessee shall not install or use any equipment that will cause undue interference with the peaceable and quiet enjoyment of the Premises by other tenants of the building.

II.	Signs: Lessee shall not place on any exterior door, wall or window of the Premises any sign or advertising matter without Lessor’s prior written consent and the approval of the county of Thurston. Thereafter, Lessee agrees to maintain such sign or advertising matter as first approved by Lessor in good condition and repair. Furthermore, Lessee shall conform to any uniform reasonable sign plan or policy that the Lessor may introduce with respect to the building. Upon vacating the Premises, Lessee agrees to remove all signs and to repair all damages caused or resulting from such removal.

III.	Condition of Premises/Inspection by Lessee: The Lessee has had the opportunity to inspect the Premises and acknowledges with its signature on this lease that the Premises are in good condition and comply in all respects with the requirements of this Lease. Furthermore, the Lessor makes no representation or warranty with respect to the condition of the Premises or its fitness or availability for any particular use, and the Lessor shall not be liable for any latent or patent defect therein. Furthermore, the Lessee represents that Lessee has inspected the Premises and is leasing and will take possession of the Premises with all current fixtures present in their “as is” condition as of the date hereof.

IV.	Right of Entry: It is agreed and understood that the Lessor and its agents shall have the complete and unencumbered right of entry to the Premises at any time or times for purposes of inspecting or showing the Premises and for the purpose of making any necessary repairs to the building or equipment as may be required of the Lessor under the terms of this Lease or as may be deemed necessary with respect to the inspection, maintenance or repair of the building.

19. ESTOPPEL CERTIFICATE: Lessee at any time and from time to time, upon at least ten (10) days prior notice by Lessor, shall execute, acknowledge and deliver to Lessor, and/or to any other person, firm or corporation specified by Lessor, a statement certifying that the Lease is unmodified and in full force and effect, or if the Lease has been modified, then that the same is in full force and effect except as modified and stating the modifications, stating the dates to which the fixed rent and additional rent have been paid, and stating whether or not there exists any default by Lessor under this Lease and, if so, specifying each such default.

20. HOLDOVER: Should Lessee remain in possession of the Premises after the cancellation, expiration or sooner termination of the Lease, or any renewal thereof, without the execution of a new Lease or addendum, such holding over in the absence of a written agreement to the contrary shall be deemed, if Lessor so elects, to have created and be construed to be a tenancy from month to month, terminable upon thirty (30) days’ notice by either party.

21. WAIVER: Waiver by Lessor of a default under this Lease shall not constitute a waiver of a subsequent default of any nature.

22. GOVERNING LAW: This Lease shall be governed by the laws of the State of Washington.

23. NOTICES: Payments and notices shall be addressed to the following:

Lessor

Provisions Mushroom Farm LLC c/o Robert Kaelin 11634 Waddell Creek Rd. SW Olympia, WA. 98512

Lessee

Leiio Wellness Ltd.

24. AMENDMENT: No amendment of this Lease shall be effective unless reduced to writing and subscribed by the parties with all the formality of the original.

25. BINDING EFFECT: This Lease and any amendments thereto shall be binding upon the Lessor and the Lessees and/or their respective successors, heirs, assigns, executors and administrators.

IN WITNESS WHEREOF, the parties hereto set their hands and seal this 26th day of April, 2021.

Lessee’s Signature	Printed Name

Lessor’s Signature	Printed Name

Robert Kaelin

LESSOR’S ACKNOWLEDGMENT OF NOTARY PUBLIC

STATE OF Washington, Thurston County, ss.

On this ____day of ________________________________, 20 _____, before me appeared Robert Kaelin, as LESSOR of this Commercial Lease Agreement who proved to me through government issued photo identification to be the above-named person, in my presence executed foregoing instrument and acknowledged that they executed the same as their free act and deed.

Notary Public
My commission expires:____________________

LESSEE’S ACKNOWLEDGMENT OF NOTARY PUBLIC

STATE OF _______________________________

_____________________ County, ss.

On this day ____of ________________________________, 20 _____, before me appeared ________________________, as LESSEE of this Commercial Lease Agreement who proved to me through government issued photo identification to be the above-named person, in my presence executed foregoing instrument and acknowledged that they executed the same as their free act and deed.

Notary Public
My commission expires:____________________

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